NYSE MKT LLC (the ‘Exchange’ or ‘NYSE MKT’) hereby notifies the Securities and Exchange Commission (‘SEC’) of its intention to remove the entire class of common stock (‘Common Stock’) of American Apparel, Inc. (the ‘Company’) from listing and registration on the Exchange at the opening of business on November 6, 2015, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. NYSE Regulation reached its decision to initiate delisting proceedings pursuant to Section 1003(c)(iii) of the NYSE MKT Company Guide (the ‘Guide’) based on the disclosure in the Company’s October 5, 2015 press release announcing the filing of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Delaware. 1. Based on the Company’s announcement mentioned above, on October 5, 2015, NYSE Regulation determined that the Common Stock of the Company should be suspended immediately from trading, and directed the preparation and filing with the SEC of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and by letter on October 5, 2015. 2. Pursuant to the above authorization, a press release was immediately issued and an announcement was made on the ‘ticker’ of the Exchange immediately and at the opening of the trading session on October 5, 2015 of the suspension of trading in the Common Stock. Similar information was included on the Exchange’s website. 3. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within seven business days of receiving notice of delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.